Exhibit 10.1

SERVICE ORDER #2

This is a Service Order under the Service Framework Agreement dated October 12, 2023 (the “Service Framework Agreement”) between Consensus Colocation PA LLC (“CTG”) and Mawson Hosting LLC (“Service Provider”). Unless otherwise specified, capitalized terms used herein shall have the same meaning as those defined in the Service Framework Agreement. The effective date of this Service Order is March 25, 2024.

1.	DATA CENTER FACILITY

This Service Order is corresponding to the Information Memorandum of Data Center Facility submitted by the Service Provider on or about March 25, 2024, attached hereto as EXHIBIT A (the “Information Memo”) as well as the Data Center Facility as described in the Information Memo located at 950 Railroad Avenue, Midland, PA 15059.

2.	CO-LOCATION CAPACITY AND CO-LOCATION SERVERS

2.1.	Under this Service Order, Service Provider agrees to provide to CTG Co-location Capacity as follows, together with the necessary onsite production facilities including office rooms, maintenance facility, and toilets. The number of the Minimum Co- location Quantity is as set out below.

Maximum Co-location Capacity （MW）	Minimum Co-location Quantity （Units）
17.70 MW	5,880

2.2.	Details of the Co-location Servers to be delivered hereunder are as follows, including the specific model, power efficiency and quantity of the Co-location Servers. Service Provider shall ensure that the Data Center Facility has been connected to electrical power and reaches its standard operational conditions for each batch of Co-location Servers to be in Online Status on or before the respective estimated power-on date as set forth in the table below.

Batch No.	Model	Power Efficiency (J/T)	Co-location Quantity （Units）	Estimated Arrival Date	Estimated Power- on Date
1	S19 XP/ S19j XP	21.5	5,880	March 26, 2024	April 5, 2024
In Total	-	-	5,880	-	-

2.3.	The Parties further acknowledge and agree that, subject to the Co-location Capacity and Minimum Co-location Quantity, CTG shall be entitled to, from time to time, modify the model of the Co-location Servers with a newer model and Co-location Quantity, at its sole discretion, by providing written notice (the “Co-location Servers Modification Notice”) in the form attached hereto as EXHIBIT B of this Service Order five (5) Business Days prior to the delivery, withdrawal, and/or replacement of the Co-location Servers as long as the change doesn’t require any infrastructure change to the Data Center Facility, cause the Service Provider to be in breach of the Service Framework Agreement, this Order, Applicable Law, or any other agreements Service Provider may have (including the Lease or the power agreements), or cause the power draw to exceed the maximum amount attributed to the contract, or otherwise cause a material decrease in CTG’s usage of the Co-location Capacity set forth herein. CTG shall pay Service Provider’s reasonable costs and expenses to facilitate those changes.

Service Provider shall cooperate with CTG to on-rack and/or de-rack of the Co-location Servers, power on additional Co-location Servers as applicable, and adjust the amount of the Prepayment in accordance with the calculation methods provided in the Agreement. In the event where there is a decrease in the Prepayment, Service Provider shall return the difference in accordance with Article 3.5(b) of this Agreement.

SERVICE ORDER #2

3.	SERVICE AND FEES

3.1.	Deposit. CTG shall pay to Service Provider the Deposit as set forth below in accordance with the Service Framework Agreement.

Batch No.	Co-location Quantity (Units)	Deposit Breakdown	Deposit (US$)
1	5,880	17.70 MW * 730 Hours * $20.00/MWh	$258,402.48
In Total	5,880	-	$258,402.48

3.2.	Fees.

(a)	Co-location Fee Rate: $0.020/kWh

(b)	Power Reimbursement Fees: The Power Reimbursement will be Service Provider’s actual billed rate for power. Service Provider will provide CTG with all necessary supporting evidence from its power provider or power consultant to substantiate its billing rate. The estimated average Power Reimbursement Fee is $0.04350/kWh which will be used to estimate the Prepayment.

(c)	Monthly Theoretical Co-location Fee (including sales taxes/expenses): ∑Rated Power of Each Co-location Server Powered-On (kW) × Co-location Fee Rate × 24 × 31

(d)	Minimum Co-location Fee: $84,000 per month

SERVICE ORDER #2

3.3.	Other Fees. CTG shall pay the following fees as per use, provided that these fees may be incurred only after prior written approval of CTG:

(a)	On-rack fee (including sales taxes/expenses): US$17 per Co-location Server plus the cost of cables if not provided by CTG.

(b)	De-rack fee (including sales taxes/expenses): US$10 per Co-location Server.

(c)	Waste fee: Reimbursement of actual costs associated with removal of any packaging materials associated with CTG equipment.

(d)	Packing Materials: Reimbursement for all packing materials required for removal of CTG equipment.

(e)	Storage: $10 per server per month or part thereof if stored onsite. If stored offsite: at commercially available rates + 9% storage administration fee. Only applies to servers that are not operational and not in the process of being repaired. Does not apply to servers that have been delivered but not yet made operational.

(f)	Others (please specify): N/A

3.4.	Taxes and Expenses.

Service Provider may pass through to CTG any actual sales or use taxes on power as charged by Service Provider’s power provider.

3.5.	Operational

CTG may only utilize Low Power Mode for up to 30% of the time available in any Quarter.

Minimum Strike Price: $36.13 (not including adders or taxes).

3.6.	Curtailment Revenue

For the purposes of this Service Order, Section 5.5 (a) shall be deleted in its entirely and replaced with the following, “CTG will receive 50% of the revenue Service Provider receives from the CSP net of all fees, commissions, and other charges for the reduction of power utilized by the Co-location Servers and the MDC Infrastructure at the time of curtailment (“CTG Curtailment Revenue”).”

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4.	BILLING AND PAYMENT

4.1.	The Prepayment is estimated as follows as confirmed by documentation provided by Service Provider and the date of provision of such documentation by Service Provider:

Batch No.	Co-location Quantity (Units)	Estimated Prepayment Breakdown	Estimated Prepayment Amount (US$)
1	5,880	17.70 MW * 1,460 Hours * $43.50/MWh[1]	$1,124,160.93
In Total	5,880	-	$1,124,160.93

[1]	$43.50/MWh is an average of the next two expected month’s power prices of 30 days at $42.93/MWh and 31 days at $44.06/MWh.

4.2.	All payment of Co-location Fee under this Service Order, including any remittance or refund of Co-location Fee, shall be made:

☒	via wire transfer of immediately available funds in the US Dollars to the bank account of designated by the receiving Party; or

☐	via other methods: ________________________.

The Parties agree that CTG shall be entitled to make payments via the foregoing methods in its sole discretion. In the event that Service Provider fails to provide or update (if applicable) the correct and the latest valid payment information of Service Provider, Service Provider shall not suspend provision of Services, terminate the Service Framework Agreement or this Service Order, or hold CTG liable for any breach of contract for failure of CTG to make payment due thereto.

4.3.	Account Information of Service Provider

Account Name: Mawson Hosting LLC

Bank Name: Axos Bank

Bank Address: 4350 La Jolla Village Drive, Suite 140 San Diego, CA 92122

Account Number: To be provided by Service Provider

Routing Number: To be provided by Service Provider

4.4.	Account Information of CTG

Account Name: Consensus Colocation PA LLC

Bank Name: Flagstar Bank

Bank Address: 565 5TH AVE, New York, NY 10017

Account Number: 1504960613

Routing Number: 026013576 (Wires only)

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5.	TERM AND TERMINATION OF SERVICE ORDER

5.1.	This Service Order shall be effective from the date hereof and expire on the expiration or early termination of the Service Framework Agreement.

5.2.	This Service Order may be terminated prior to its expiration:

(a)	upon mutual agreement in writing of the Parties;

(b)	upon CTG giving a written notice to Service Provider if the Data Center Facility fails to meet its standard operational conditions of the respective Co-location Capacity for the Co-location Servers to be in Online Status within thirty (30) calendar days after the estimated power-on date set forth in paragraph 2.1 of this Service Order; meanwhile, CTG shall not be liable to pay Service Provider any fee, charges or expenses during the period of such operational conditions;

(c)	upon Service Provider giving a written notice to CTG if CTG fails to deliver the any batch of Co-location Servers by (i) the estimated arrival date set forth in paragraph 2.2 of this Service Order, in which case Service Provider shall have no obligation to pay any Delayed Compensation or (ii) the actual date on which the Data Center Facility meets the standard operational conditions of the respective Co-location Capacity, whichever is later; and

(d)	upon either Party giving a written notice of no less than sixty (60) calendar days to the other Party, and the terminating Party pays a one-time early termination fee, along with delivery of the notice, in an amount equal to Monthly Theoretical Co-location Fee shall be paid by the terminating Party to the non-terminating Party upon termination.

5.3.	Upon expiration or early termination of this Service Order, Service Provider shall:

(a)	in any event no later than thirty (30) Business Days from the expiration or early termination, issue final invoices for the unpaid Billing Period, with the Reconciliation Statement for such unpaid Billing Period and the supporting documents proving the Power Consumption for the such Billing Period (e.g., photos of the Separate Meter showing the Power Consumption at the end of such Billing Period) as attachments to the invoice in accordance with Article 3.6(a) of the Service Framework Agreement; and

(b)	issue to CTG the updated invoice(s) for the unpaid Billing Period(s) in accordance with Article 3.6 of the Service Framework Agreement (if applicable).

5.4.	Settlement of Last Invoice

CTG shall make payment(s) to Service Provider to settle the outstanding amount in the invoice for the unpaid Billing Period(s) in accordance with Article 3.6 of the Service Framework Agreement (if applicable).

6.	PREVAILING PROVISION

In the event of any discrepancy between the provision of this Service Order and the Service Framework Agreement, the provision in this Service Order shall prevail.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

Signed for and on behalf of CTG:	Consensus Colocation PA LLC

	Signature	/s/ Ruslan Zinurov
	Name:	Ruslan Zinurov
	Title:	Authorized Signatory

Signed for and on behalf of Service Provider:

MAWSON HOSTING LLC

	Signature	/s/ Rahul Mewawalla
	Name:	Rahul Mewawalla
	Title:	Authorized Signatory

SERVICE ORDER #2

EXHIBIT A

INFORMATION MEMORANDUM OF DATA CENTER FACILITY

Service Provider: Mawson Hosting LLC
Submission Date: March 2024

BASIC INFORMATION
Location	950 Railroad Avenue, Midland, PA 15059
Jurisdiction	Midland, PA; Beaver County, PA
Land Area (sq. m)
Building Area (sq. m)
Construction Structure	☐ Steel Structure ☐ Warehouse ☒ Container
Designed No. of Racks	10 containerized data centers 5,880 rack spaces
Heat Dissipation Method	☐ Hydro Cooling ☒ Air Cooling
Local Temperature (℃)	Max.	Min.	Avg.
Server Air Inlet Temperature (℃)	Max.	Min.	Avg.
Humidity (%)	June % December %
Air Pressure (kPa)	June December
ELECTRICAL POWER
Power Type	☒ Grid hybrid ☐ Wind ☐ Solar ☐ Hydro ☐ Nuclear
Max. Power Capacity (MW)	20 MW
Minimum Power Commitment	☒ Not Available ☐ ____MW
NETWORK
Network Operator
Network Bandwidth, Mb/s
Conditions of Prepayment
1.	Service Provider completed the construction of the Data Center Facility and passed the inspection of the Data Center Facility by CTG;
2.	The Data Center Facility has the capability to connect to electrical power for the respective batch of Co-location Servers; and

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Conditions of Payment of Deposit
1.	The high-voltage, medium-voltage and low-voltage transformers arrived at the Data Center Facility;
2.	The wiring between high-voltage and low-voltage transformers is completed;
3.	The construction of infrastructure, including but not limited to site hardening of the Data Center Facility, construction of facilities and buildings are completed, if applicable; and
4.	The site protection facilities of the Data Center Facility are set up, and the Data Center Facility has the capability of basic safety protection.
COMPLIANCE STATUS
Project Approval Documents	☐ Not Available ☒ Provided to CTG on 9/13/2023
Power Purchase Agreement(s)	☐ Not Available ☒ Provided to CTG on 9/13/2023
Land Title Document	☐ Not Available ☐ Land Ownership Certificate OR ☒ Lease Agreement OR ☐ Land License Agreement provided to CTG on 9/13/2023
Location of the Separate Meter	☐ Next to the high voltage transformer ☒ Next to the low voltage transformer ☐ Next to the container or plant ☐ Other:______________
Ultimate Beneficiary Owner of Data Center Facility[1]	Mawson Infrastructure Group Inc, listed on Nasdaq
OTHER INFORMATION

[1]	Please indicate the ultimate beneficial owner who is either (i) an individual, or (ii) a company listed on a qualified stock exchange.